     Exhibit 10.18

March 31, 2002

Mr. Denis J. Fitzpatrick
Chief Financial Officer
American International Petroleum Corporation
2950 North Loop West, Suite 1000
Houston, TX 77092

Re: Amendment of 14% Secured Note due December 19, 2002 (the “Note”)

Dear Denis:

This letter sets forth the terms under which Global Capital Funding Group, L. P. (the “Holder”) will agree to amend the terms related to the payment of accrued interest on the Note by American International Petroleum Corporation (“AIPC”) (together, the “Parties”).

The Parties agree that it was originally intended that the payment of accrued interest when due under the Note be allowed in cash or, at AIPC’s option, in shares of AIPC’s common stock, but the terms of the Note do not properly reflect this condition.

Therefore, the Holder agrees to amend the language in the Note to enable accrued interest under the Note to be paid when due in cash, or at AIPC’s option, in shares of AIPC’s common stock.

No other terms of the Note or related transaction documents shall be changed.

Sincerely,

/s/ Lewis N. Lester
Lewis N. Lester
President
Global Capital Funding Group, L.P.

Accepted and Agreed to this 31st day of March, 2002

By: /s/Denis J. Fitzpatrick Name: Denis J. Fitzpatrick Title: Chief Financial Officer